Nelnet Reports Third Quarter 2014 Results

•	GAAP net income $1.84 per share, $1.45 per share excluding adjustments

•	Servicing $130.8 billion student loans for 5.8 million borrowers under government contract

•	32 percent increase in payment processing revenue driven by RenWeb acquisition

LINCOLN, Neb., November 6, 2014-Nelnet (NYSE: NNI) today reported GAAP net income of $85.2 million, or $1.84 per share, for the third quarter of 2014, compared with GAAP net income of $62.8 million, or $1.35 per share, for the same period a year ago.

Excluding derivative market value and foreign currency adjustments, net income was $67.2 million, or $1.45 per share, for the third quarter of 2014, compared with $69.0 million, or $1.48 per share, for the same period in 2013. The company reported income from derivative market value and foreign currency adjustments of $18.0 million after tax, or $0.39 per share, for the third quarter of 2014, compared with an expense of $6.2 million after tax, or $0.13 per share, for the third quarter of 2013.

"We are pleased to be delivering strong financial results consistently over many quarters,” said Jeff Noordhoek, Nelnet Chief Executive Officer. “In the third quarter, we continued the trend by reporting solid earnings, growing our servicing volume, and maximizing the value of our loan portfolio. As a result, we are strategically positioned to provide excellent customer experiences and to deploy capital in existing and new businesses."

Nelnet operates four primary business segments, earning interest income on student loans in its Asset Generation and Management operating segment, and fee-based revenue in its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments.

For the quarter ended September 30, 2014, the company experienced strong performance from its student loan portfolio, which offset the expected decrease in net income from the servicing segment.

Asset Generation and Management

Historically low interest rates continue to provide the opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the third quarter of 2014, Nelnet reported net interest income of $117.5 million, compared with $104.9 million for the same period a year ago.  Net interest income included $49.2 million and $37.8 million of fixed rate floor income in the third quarters of 2014 and 2013, respectively.

Year to date, the company has purchased $5.6 billion of student loans, bringing its total student loan portfolio to $28.7 billion as of September 30, 2014.

Student Loan and Guaranty Servicing

Under the company's servicing contract with the U.S. Department of Education (Department), the number of borrowers serviced increased 13 percent as of September 30, 2014 and the revenue increased 20 percent for the third quarter of 2014, when compared with September 30, 2013 and the third quarter of 2013, respectively. The company was servicing $130.8 billion of loans for 5.8 million borrowers on behalf of the Department as of September 30, 2014, compared with $106.9 billion of loans for 5.1 million borrowers as of September 30, 2013. Revenue from this contract increased to $31.2 million for the third quarter of 2014, up from $26.0 million for the same period a year ago. The growth in government servicing revenue partially offset the continued expected run off of the company’s commercial servicing portfolio and anticipated impact of legislative changes that reduced the revenue earned by guaranty agencies for collections. As a result, total revenue from the company's Student Loan and Guaranty Servicing segment decreased 18 percent, or $11.9 million, to $52.7 million for the third quarter of 2014, down from $64.6 million for the third quarter of 2013. As the volume of loans serviced under the Department servicing contract continues to grow and loans serviced under the legacy commercial programs continue to run off, the company expects the operating margins to tighten accordingly.

Tuition Payment Processing and Campus Commerce

For the third quarter of 2014, revenue from the company's Tuition Payment Processing and Campus Commerce segment was $26.4 million, an increase of $6.5 million, or 32 percent, from the same period in 2013. The increase in revenue was the result of the acquisition of RenWeb in June 2014, in addition to increases in managed tuition payment plans, campus commerce transaction volume, and new school customers. Operating margin for this segment decreased in the third quarter of 2014 as compared to the same period in 2013 due to lower margins on new services and the amortization of intangible assets from recent acquisitions.

Amortization of intangible assets in this segment was $2.0 million and $0.8 million for the third quarters of 2014 and 2013, respectively.

Operating Expenses

The company reported consolidated operating expenses of $117.4 million for the third quarter of 2014, compared with $107.6 million for the same period in 2013.

Board of Directors Approves Dividend

The Nelnet Board of Directors declared a fourth quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.10 per share. The dividend will be paid on Monday, December 15, 2014, to shareholders of record at the close of business on Monday, December 1, 2014.

Non-GAAP Performance Measures

The company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results, including specifically, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments which do not qualify for “hedge treatment” under GAAP and foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars. The company believes these point in time estimates of asset and liability values related to financial instruments that are subject to interest and currency rate fluctuations, and items whose timing and/or amount cannot be reasonably estimated in advance, affect the period to period comparability of the results of the company's fundamental business operations on a recurring basis. Accordingly, the company provides operating results excluding these items for comparability purposes.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, among others, risks related to the company's student loan portfolio such as interest rate basis and repricing risk, the use of derivatives to manage exposure to interest rate fluctuations, and the uncertain nature of expected benefits from recent FFELP loan purchases; the company's funding requirements to satisfy asset financing needs; risks related to the company's ability to maintain and increase volumes under the company’s loan servicing contract with the Department to service federally owned student loans; changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to the recent reduction in government payments to guaranty agencies to rehabilitate defaulted FFELP loans and services in support of those activities; and changes in general economic and credit market conditions. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the third quarter ended September 30, 2014.  All forward-looking statements in this release are as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Nine months ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Interest income:
Loan interest	$187,862	175,466	158,675	520,224	472,277
Investment interest	1,562	1,482	1,562	5,023	4,662
Total interest income	189,424	176,948	160,237	525,247	476,939
Interest expense:
Interest on bonds and notes payable	71,937	69,235	55,315	201,176	171,800
Net interest income	117,487	107,713	104,922	324,071	305,139
Less provision for loan losses	2,000	1,500	5,000	6,000	15,000
Net interest income after provision for loan losses	115,487	106,213	99,922	318,071	290,139
Other income (expense):
Loan and guaranty servicing revenue	52,659	66,460	64,582	183,876	180,261
Tuition payment processing and campus commerce revenue	26,399	21,834	19,927	73,468	61,694
Enrollment services revenue	22,936	20,145	22,563	65,092	76,343
Other income	7,650	15,315	8,613	41,096	30,317
Gain on sale of loans and debt repurchases	—	18	2,138	57	10,900
Derivative settlements, net	(4,834)	(6,214)	(6,688)	(17,277)	(23,229)
Derivative market value and foreign currency adjustments, net	29,037	7,784	(9,960)	38,785	47,841
Total other income	133,847	125,342	101,175	385,097	384,127
Operating expenses:
Salaries and benefits	61,098	53,888	48,712	167,470	144,049
Cost to provide enrollment services	14,178	13,311	14,668	41,964	51,097
Depreciation and amortization	5,493	5,214	4,340	15,490	13,037
Other	36,676	40,377	39,887	112,680	109,193
Total operating expenses	117,445	112,790	107,607	337,604	317,376
Income before income taxes	131,889	118,765	93,490	365,564	356,890
Income tax expense	46,513	43,078	30,444	130,202	123,637
Net income	85,376	75,687	63,046	235,362	233,253
Net income attributable to noncontrolling interest	157	693	216	1,363	1,101
Net income attributable to Nelnet, Inc.	$85,219	74,994	62,830	233,999	232,152
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.84	1.61	1.35	5.03	4.98
Weighted average common shares outstanding - basic and diluted	46,432,680	46,529,377	46,496,612	46,496,309	46,593,241

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	As of	As of	As of
	September 30, 2014	December 31, 2013	September 30, 2013
Assets:
Student loans receivable, net	$28,701,344	25,907,589	24,729,592
Cash, cash equivalents, and investments	222,359	255,307	284,054
Restricted cash and investments	940,343	902,699	768,621
Goodwill and intangible assets, net	169,076	123,250	124,050
Other assets	665,527	582,004	630,611
Total assets	$30,698,649	27,770,849	26,536,928
Liabilities:
Bonds and notes payable	$28,737,456	25,955,289	24,858,455
Other liabilities	303,636	371,570	300,560
Total liabilities	29,041,092	26,326,859	25,159,015
Equity:
Total Nelnet, Inc. shareholders' equity	1,657,289	1,443,662	1,377,863
Noncontrolling interest	268	328	50
Total equity	1,657,557	1,443,990	1,377,913
Total liabilities and equity	$30,698,649	27,770,849	26,536,928

Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.